[LETTERHEAD]                                                    NEWS RELEASE


               FOR IMMEDIATE RELEASE (WEDNESDAY, JANUARY 20, 1999)

                    Contact:  Stephen L. Johnson       John A. Rice, Jr.
                              Public Relations         Investor Relations
                              (415) 765-3252           (415) 765-2998


UNIONBANCAL CORPORATION REPORTS HIGHER NET INCOME FOR FOURTH QUARTER AND FULL YEAR 1998


SAN FRANCISCO -- UnionBanCal Corporation (NNM: UNBC) today reported fourth quarter 1998 net income of $114.1 million, an increase of $21.7 million, or 23.4
percent, from the $92.4 million reported for fourth quarter 1997.   Net income
for fourth quarter 1998 was $0.65 per diluted common share, which was 22.6 percent higher than the $0.53 per diluted common share reported a year earlier. For 1998, net income was $466.5 million, or $2.65 per diluted common share. In 1997, net income was $411.3 million, and net income applicable to common stock was $403.7 million, or $2.30 per diluted common share.

Excluding a tax benefit of $7.8 million related to a reduction in California state franchise taxes which arises from the Company's filing of a worldwide unitary tax return with its majority shareholder, net income for the fourth quarter 1998 was $106.3 million, or $0.60 per diluted common share. Excluding the full year tax benefit of $60.2 million, net income for 1998 was $406.3 million, or $2.31 per diluted common share. Excluding an after-tax refund from the California Franchise Tax Board received in the third quarter of 1997, net income applicable to common stock in 1997 was $379.0 million, or $2.16 per diluted common share.

Returns on average assets and average common equity were 1.43 percent and 15.07 percent, respectively, for fourth quarter 1998, compared with 1.21 percent and
13.85 percent, respectively, for fourth quarter 1997. For full year 1998, these returns were 1.53 percent and 16.39 percent, respectively, versus 1.39 percent and 16.05 percent, respectively, for full year 1997.

"While achieving solid growth in both noninterest income and net interest income in 1998, we also took several steps to enhance long-term shareholder value," said Takahiro Moriguchi, President and Chief Executive Officer. "We increased our dividend rate by 36 percent and split our stock three-for-one. In addition, we announced a significant capital initiative that we expect to complete in the first quarter of 1999. Our majority shareholder, The Bank of Tokyo-Mitsubishi, Ltd. (BTM), intends to sell approximately $750 million of UNBC common stock in a secondary offering, which will more than double the public float of our common stock. In conjunction with the secondary offering, we will repurchase $250 million of UNBC common stock from BTM. In addition, we are currently negotiating with another foreign institutional shareholder regarding the repurchase of approximately 2.1 million shares of our common stock. These two purchases are designed to increase earnings per common share and return on average common equity."

FINANCIAL HIGHLIGHTS
- Total revenue (taxable-equivalent net interest income plus noninterest income) in fourth quarter 1998 increased $33.2 million, or 7.5 percent, over fourth quarter 1997.
-    Period-end total loans increased 6.8 percent from a year earlier.
- Total assets grew to $32.3 billion at year-end 1998, up 5.5 percent from year-end 1997.
- The provision for credit losses for 1998 was $45.0 million, compared to no provision for credit losses for 1997.
- Nonperforming assets as a percent of total assets at December 31, 1998, were 0.28 percent, down from 0.42 percent a year earlier.

NET INTEREST INCOME (TAXABLE-EQUIVALENT)
Net interest income was $339.6 million for fourth quarter 1998, a 6.3 percent increase from the same quarter a year ago. This growth was primarily attributable to a $1.6 billion, or 5.8 percent, increase in average earning assets. The growth in average earning assets was primarily from average loans, up $1.8 billion, or 7.9 percent, from fourth quarter 1997. Average commercial, financial and industrial loans, up $2.6 billion, contributed most of the loan growth and was partially offset by declines in average consumer loans, down $542.0 million, primarily due to the previously announced sale of the credit card portfolio, and loans originated in foreign branches, down $407.0 million. The net interest margin for the quarter was 4.74 percent, up from the 4.71 percent reported for fourth quarter 1997.

For full year 1998, net interest income rose 6.9 percent to $1.3 billion, primarily due to a $1.2 billion, or 4.5 percent, increase in average earning assets, resulting primarily from a $1.4 billion, or 6.2 percent, increase in
average loans.    Net interest margin for the year was 4.81 percent, up from
4.70 percent in 1997. The increase in net interest margin was primarily due to a $1.1 billion, or 14.7 percent, increase in average noninterest bearing deposits, which funded a significant portion of the growth in average loans.

NONINTEREST INCOME
For fourth quarter 1998, noninterest income was $133.6 million, up $13.2 million, or 11.0 percent, from the same quarter a year ago. This improvement reflected growth in service charges on deposit accounts, which increased $7.6 million, or 25.4 percent; trust and investment management fees, which increased $1.6 million, or 5.3 percent; and other noninterest income, which increased $3.0 million, or 6.9 percent, primarily due to a $2.3 million increase in merchant banking fees.

For the year ended December 31, 1998, noninterest income was $533.5 million, up $70.5 million, or 15.2 percent, from 1997. Service charges on deposit accounts grew $24.2 million, or 21.1 percent, reflecting strong growth in deposit balances as well as an expansion of products and services; trust and investment management fees increased $13.7 million, or 12.7 percent, on strong growth in trust accounts and assets under management; and international fees and commissions increased $5.9 million, or 8.9 percent. Other noninterest income increased $26.7 million in 1998, primarily due to a $17.1 million gain from the sale of the credit card portfolio in second quarter 1998.

NONINTEREST EXPENSE
Noninterest expense for fourth quarter 1998 was $299.0 million, up $16.6 million, or 5.9 percent, from the same quarter in 1997. This increase was partially the result of a $5.3 million, or 3.5 percent, increase in salaries and employee benefits expense. Other noninterest expense increased $11.2 million over fourth quarter 1997, primarily due to additional expenses incurred to support higher deposit volumes; increased marketing expenses; and higher professional services expenses, principally due to additional costs related to the Year 2000 compliance initiative.

Noninterest expense was $1.1 billion in 1998, up $90.6 million, or 8.7 percent, from 1997. Personnel-related expense increased $45.9 million, or 8.0 percent, primarily due to higher performance-based incentive compensation and regular merit increases. Other noninterest expense increased $40.8 million, or 12.3 percent, comprised primarily of an $8.7 million increase in professional fees due to additional costs related to the Year 2000 initiative; an increase of $8.3 million in expenses incurred to support higher deposit volumes; an increase of $8.2 million in other outside service expenses; and an increase of $3.2 million in marketing expenses.

INCOME TAXES
Income tax expense for fourth quarter 1998 was $59.0 million, a 34.1 percent effective rate, compared with a 40.9 percent effective rate for the same quarter
a year ago.   The full year 1998 effective tax rate was 30.5 percent, compared with 36.7 percent for 1997. The primary reason for the lower fourth quarter and full year 1998 effective tax rates was the Company's filing of its 1997, and its intention to file its 1998, California franchise tax returns on a worldwide unitary basis, which incorporates the results of its majority shareholder, The Bank of Tokyo-Mitsubishi and its worldwide affiliates. The reductions in income tax expense related to the unitary filings for the fourth quarter and full year 1998 were approximately $7.8 million and $60.2 million, respectively.

The effective tax rate for 1997 was favorably affected by an after-tax refund of $24.7 million from the California Franchise Tax Board (FTB) for tax years 1975-1987.

Excluding the state tax reduction in 1998 and the FTB refund in 1997, the effective tax rates for 1998 and 1997 would have been 39.5 percent and 40.5 percent, respectively.

CREDIT QUALITY
Nonperforming assets at December 31,1998, were $89.9 million, down $40.0 million, or 30.8 percent, from December 31, 1997. Nonperforming assets were
0.28 percent of total assets on December 31, 1998, down from 0.42 percent from a year earlier. Net loans charged off as a percentage of average total loans were
0.24 percent for fourth quarter 1998, down from 0.47 percent for the same quarter a year ago. For full year 1998, net loans charged off as a percentage of average total loans were 0.15 percent, down from 0.33 percent in 1997.

There was no provision for credit losses for either fourth quarter 1998 or fourth quarter 1997. The provision for credit losses for full year 1998 was $45.0 million, compared to no provision made for full year 1997. The provision for credit losses is charged to income to bring the allowance for credit losses to a level deemed appropriate by management based on the various factors that are used to determine the adequacy of the allowance based on losses inherent in the loan and lease portfolio.

At December 31, 1998, the allowance for credit losses as a percent of total loans and as a percent of nonaccrual loans was 1.89 percent and 585.5 percent, respectively. These ratios compare with 1.99 percent and 413.1 percent, respectively, at December 31, 1997.

Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $32.3 billion at December 31, 1998. Its primary subsidiary is Union Bank of California, N.A., the third largest commercial bank in California, and among the 30 largest banks in the United States. Union Bank of California, N.A. has 244 banking offices in California, 6 banking offices in Oregon and Washington and 18 international facilities.

                                    # # #

__________________________________
The following appears in accordance with the Private Securities Litigation Reform Act:
This press release includes forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government regulations, and economic conditions and competition in the geographic and business areas in which the Corporation conducts its operations. A complete description of UnionBanCal Corporation, including related risk factors is discussed in the Corporation's public filings with the Securities and Exchange Commission which are available by calling (415) 765-2969 or online at http://www.sec.gov.

                  UNIONBANCAL CORPORATION AND SUBSIDIARIES
                      Financial Highlights (Unaudited)

                                                                                                             Percent Change To
                                                             Three Months Ended                           December 31, 1998 From:
                                                         ----------------------------------------------- --------------------------
                                                         December 31,      September 30,    December 31,  December 31, September 30,
(Dollars in thousands, except per share data)             1997 (1)           1998             1998          1997         1998
----------------------------------------------------------------------- ---------------  --------------- ------------- ------------
RESULTS OF OPERATIONS:

Net interest income (2)                                      $ 319,602       $ 337,702        $ 339,599         6.26%        0.56%
Provision for credit losses                                        -            10,000              -             -       (100.00%)
Noninterest income                                             120,374         123,925          133,582        10.97%        7.79%
Noninterest expense                                            282,457         290,378          299,040         5.87%        2.98%
                                                         -------------- ---------------  ---------------
Income before income taxes (2)                                 157,519         161,249          174,141        10.55%        8.00%
Taxable-equivalent adjustment                                    1,221           1,069            1,015       (16.87%)      (5.05%)
Income tax expense                                              63,853          11,913           59,030        (7.55%)     395.51%
                                                         -------------- ---------------  ---------------
Net income                                                    $ 92,445       $ 148,267        $ 114,096        23.42%      (23.05%)
                                                         -------------- ---------------  ---------------
                                                         -------------- ---------------  ---------------

PER COMMON SHARE(3):

Net income-basic                                                $ 0.53          $ 0.85           $ 0.65        22.64%      (23.53%)
Net income-diluted                                                0.53            0.84             0.65        22.64%      (22.62%)
Dividends                                                         0.14            0.14             0.19        35.71%       35.71%
Book value (end of period)                                       15.32           17.04            17.45        13.90%        2.41%
Common shares outstanding (end of period)                  174,917,674     175,208,037      175,259,919         0.20%        0.03%
Weighted average common shares outstanding - basic         174,886,822     175,188,084      175,236,084         0.20%        0.03%
Weighted average common shares outstanding - diluted       175,577,692     175,791,963      175,840,158         0.15%        0.03%

BALANCE SHEET (END OF PERIOD):
Total assets                                              $ 30,585,265     $31,407,318     $ 32,276,316         5.53%        2.77%
Total loans                                                 22,741,408      23,497,845       24,296,111         6.84%        3.40%
Nonperforming assets                                           129,809          81,399           89,850       (30.78%)      10.38%
Total deposits                                              23,296,374      23,663,129       24,507,879         5.20%        3.57%
Subordinated capital notes                                     348,000         298,000          298,000       (14.37%)           -
Common equity                                                2,679,299       2,984,950        3,058,244        14.14%        2.46%

BALANCE SHEET (PERIOD AVERAGE):
Total assets                                              $ 30,407,127     $30,762,880     $ 31,690,292         4.22%        3.01%
Total loans                                                 22,338,355      23,432,772       24,101,304         7.89%        2.85%
Earning assets                                              26,961,113      27,767,944       28,532,665         5.83%        2.75%
Total deposits                                              22,790,107      22,571,441       23,451,618         2.90%        3.90%
Common equity                                                2,648,410       2,866,497        3,003,941        13.42%        4.79%

FINANCIAL RATIOS:
Return on average assets (4)                                     1.21%           1.91%            1.43%
Return on average common equity (5)                             13.85%          20.52%           15.07%
Efficiency ratio (6)                                            64.33%          62.97%           63.64%
Net interest margin (2)                                          4.71%           4.84%            4.74%
Dividend payout ratio                                           26.42%          16.47%           29.23%
Tier 1 risk-based capital ratio (7)                              8.96%           9.53%            9.64%
Total risk-based capital ratio (7)                              11.05%          11.51%           11.61%
Leverage ratio (7)                                               8.53%           9.37%            9.38%
Allowance for credit losses to total loans                       1.99%           2.02%            1.89%
Allowance for credit losses to nonaccrual loans                413.12%         697.19%          585.50%
Net loans charged off to average total loans (8)                 0.47%           0.21%            0.24%
Nonperforming assets to total loans and foreclosed assets        0.57%           0.35%            0.37%
Nonperforming assets to total assets                             0.42%           0.26%            0.28%

------------------------------------------------------
(1) Results for the three months ended December 31, 1997, have been restated to reflect the exchange on August 10, 1998 of 10.2 million shares of the Company's common stock for The Bank of Tokyo-Mitsubishi, Ltd.'s direct ownership interest in Union Bank of California.

(2)  Taxable-equivalent basis.

(3) Amounts for the three months ended December 31, 1997 and September 30, 1998 have been restated to give retroactive effect to the December 1998 3-for-1 stock split. (4) Based on annualized net income.

(5) Based on annualized net income applicable to common stock. (6) Noninterest expense excludes foreclosed asset expense (income).

(7)  Estimated for December 31, 1998.

(8)  Annualized.

nm = not meaningful

                         UNIONBANCAL CORPORATION AND SUBSIDIARIES
                             FINANCIAL HIGHLIGHTS (UNAUDITED)

                                                                      As of and for the Years Ended
                                                               ---------------------------------------------     Percent Change
                                                                    December 31,           December 31,               From
(Dollars in thousands, except per share data)                           1997                   1998             December 31, 1997
-------------------------------------------------------------- ----------------------- --------------------- ----------------------
RESULTS OF OPERATIONS:

Net interest income (1)                                                   $ 1,237,010           $ 1,322,655                6.92%
Provision for credit losses                                                         -                45,000                   nm
Noninterest income                                                            463,001               533,531               15.23%
Noninterest expense                                                         1,044,665             1,135,218                8.67%
                                                               ----------------------- ---------------------
Income before income taxes (1)                                                655,346               675,968                3.15%
Taxable-equivalent adjustment                                                   5,328                 4,432              (16.82%)
Income tax expense                                                            238,722               205,075              (14.09%)
                                                               ----------------------- ---------------------
Net income                                                                  $ 411,296             $ 466,461               13.41%
                                                               ----------------------- ---------------------
                                                               ----------------------- ---------------------

PER COMMON SHARE:
Net income-basic                                                               $ 2.31                $ 2.66               15.15%
Net income-diluted                                                               2.30                  2.65               15.22%
Dividends                                                                        0.51                  0.61               18.91%
Book value (end of period)                                                      15.32                 17.45               13.90%
Common shares outstanding (end of period)                                 174,917,674           175,259,919                0.20%
Weighted average common shares outstanding - basic                        174,683,338           175,127,487                0.25%
Weighted average common shares outstanding - diluted                      175,189,078           175,737,303                0.31%

BALANCE SHEET (END OF PERIOD):
Total assets                                                             $ 30,585,265          $ 32,276,316                5.53%
Total loans                                                                22,741,408            24,296,111                6.84%
Nonperforming assets                                                          129,809                89,850              (30.78%)
Total deposits                                                             23,296,374            24,507,879                5.20%
Subordinated capital notes                                                    348,000               298,000              (14.37%)
Common equity                                                               2,679,299             3,058,244               14.14%

BALANCE SHEET (PERIOD AVERAGE):
Total assets                                                             $ 29,692,992          $ 30,523,806                2.80%
Total loans                                                                21,855,911            23,215,504                6.22%
Earning assets                                                             26,291,822            27,487,390                4.55%
Total deposits                                                             22,067,155            22,654,714                2.66%
Common equity                                                               2,514,610             2,845,964               13.18%

FINANCIAL RATIOS:
Return on average assets (2)                                                    1.39%                 1.53%
Return on average common equity (3)                                            16.05%                16.39%
Efficiency ratio (4)                                                           61.53%                61.31%
Net interest margin (1)                                                         4.70%                 4.81%
Dividend payout ratio                                                          22.22%                22.93%
Tier 1 risk-based capital ratio (5)                                             8.96%                 9.64%
Total risk-based capital ratio (5)                                             11.05%                11.61%
Leverage ratio (5)                                                              8.53%                 9.38%
Allowance for credit losses to total loans                                      1.99%                 1.89%
Allowance for credit losses to nonaccrual loans                               413.12%               585.50%
Net loans charged off to average total loans                                    0.33%                 0.15%
Nonperforming assets to total loans and foreclosed assets                       0.57%                 0.37%
Nonperforming assets to total assets                                            0.42%                 0.28%

------------------------------------------------------
(1)  Taxable-equivalent basis.

(2)  Based on net income.

(3) Based on income applicable to common stock. (4) Noninterest expense excludes foreclosed asset expense (income).

(5)  Estimated for December 31, 1998.

nm = not meaningful

                         UNIONBANCAL CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                (TAXABLE-EQUIVALENT BASIS)

                                                                                 For the                      For the
                                                                            Three Months Ended              Year Ended
                                                                               December 31,                December 31,
                                                                       ---------------------------------------------------------
(Amounts in thousands, except per share data)                              1997           1998          1997          1998
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
    Loans                                                                  $ 452,189      $ 460,995   $ 1,764,426   $ 1,826,858
    Securities                                                                45,337         55,720       171,619       203,788
    Interest bearing deposits in banks                                        13,344          2,893        56,748        17,080
    Other                                                                     13,881          9,964        45,996        41,885
                                                                       ---------------------------------------------------------
          Total interest income                                              524,751        529,572     2,038,789     2,089,611
                                                                       ---------------------------------------------------------
INTEREST EXPENSE
    Deposits                                                                 154,126        135,390       595,981       555,128
    Borrowed funds                                                            51,023         54,583       205,798       211,828
                                                                       ---------------------------------------------------------
          Total interest expense                                             205,149        189,973       801,779       766,956
                                                                       ---------------------------------------------------------
NET INTEREST INCOME                                                          319,602        339,599     1,237,010     1,322,655
Provision for credit losses                                                      -              -             -          45,000
                                                                       ---------------------------------------------------------
    Net interest income after provision
      for credit losses                                                      319,602        339,599     1,237,010     1,277,655
                                                                       ---------------------------------------------------------
NONINTEREST INCOME
    Service charges on deposit accounts                                       29,948         37,559       114,647       138,847
    Trust and investment management fees                                      30,790         32,420       107,527       121,226
    International commissions and fees                                        16,529         17,520        66,122        72,036
    Other                                                                     43,107         46,083       174,705       201,422
                                                                       ---------------------------------------------------------
          Total noninterest income                                           120,374        133,582       463,001       533,531
                                                                       ---------------------------------------------------------
NONINTEREST EXPENSE
    Salaries and employee benefits                                           152,674        157,972       571,644       617,564
    Net occupancy                                                             21,497         23,623        85,630        90,917
    Equipment                                                                 14,931         14,410        56,137        56,252
    Foreclosed asset expense (income)                                           (572)        (2,075)       (1,268)       (2,821)
    Other                                                                     93,927        105,110       332,522       373,306
                                                                       ---------------------------------------------------------
          Total noninterest expense                                          282,457        299,040     1,044,665     1,135,218
                                                                       ---------------------------------------------------------
Income before income taxes                                                   157,519        174,141       655,346       675,968
Taxable-equivalent adjustment                                                  1,221          1,015         5,328         4,432
Income tax expense                                                            63,853         59,030       238,722       205,075
                                                                       ---------------------------------------------------------
NET INCOME                                                                 $  92,445      $ 114,096   $   411,296   $   466,461
                                                                       ---------------------------------------------------------
                                                                       ---------------------------------------------------------

NET INCOME APPLICABLE TO:
     Common stock                                                          $  92,445      $ 114,096   $   403,696   $   466,461
                                                                       ---------------------------------------------------------
                                                                       ---------------------------------------------------------

NET INCOME PER COMMON SHARE - BASIC                                        $    0.53      $    0.65   $      2.31   $      2.66
                                                                       ---------------------------------------------------------
                                                                       ---------------------------------------------------------
NET INCOME PER COMMON SHARE - DILUTED                                      $    0.53      $    0.65        $ 2.30   $      2.65
                                                                       ---------------------------------------------------------
                                                                       ---------------------------------------------------------

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC                           174,887        175,236       174,683       175,127
                                                                       ---------------------------------------------------------
                                                                       ---------------------------------------------------------
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED                         175,578        175,840       175,189       175,737
                                                                       ---------------------------------------------------------
                                                                       ---------------------------------------------------------

                         UNIONBANCAL CORPORATION AND SUBSIDIARIES
                                     LOANS (UNAUDITED)

                                                                                                            Percent Change to
                                                              Three Months Ended                         December 31, 1998 from:
                                                       -------------------------------------------    -----------------------------
                                                        December 31,  September 30,  December 31,     December 31,   September 30,
(Dollars in millions)                                       1997          1998           1998             1997           1998
--------------------------------------------------------------------------------------------------    -----------------------------
LOANS (PERIOD AVERAGE)
      Commercial, financial and industrial               $ 10,312      $ 12,175       $ 12,882            24.92%        5.81%
      Construction                                            304           376            439            44.41%       16.76%
      Mortgage - Commercial                                 2,872         2,941          3,011             4.84%        2.38%
      Mortgage - Residential                                2,950         2,779          2,682            (9.08)%      (3.49)%
      Consumer                                              3,365         2,899          2,823           (16.11)%      (2.62)%
      Lease financing                                         868           963          1,004            15.67%        4.26%
      Loans originated in foreign branches                  1,667         1,300          1,260           (24.42)%      (3.08)%
                                                       -------------------------------------------

                   Total loans                           $ 22,338      $ 23,433       $ 24,101             7.89%        2.85%
                                                       -------------------------------------------
                                                       -------------------------------------------

NONPERFORMING ASSETS (PERIOD END)
      Nonaccrual loans:
          Commercial, financial and industrial           $     46      $     56       $     61            32.61%        8.93%
          Construction                                          4             4              4              -            -
          Mortgage:
              Residential                                       1           -              -            (100.00)%        -
              Commercial                                       58             8              8           (86.21)%        -
                                                       -------------------------------------------

                  Total mortgage                               59             8              8           (86.44)%        -
          Loans originated in foreign branches                -             -                5               nm           nm
                  Total nonaccrual loans                      109            68             78           (28.44)%      14.71%
      Foreclosed assets                                        21            13             12           (42.86)%      (7.69)%
                                                       -------------------------------------------

                  Total nonperforming assets             $    130      $     81       $     90           (30.77)%      11.11%
                                                       -------------------------------------------
                                                       -------------------------------------------

      Loans 90 Days or More Past Due and
           Still Accruing                                $     20      $     15       $     32            60.00%      113.33%
                                                       -------------------------------------------
                                                       -------------------------------------------

ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES
      Beginning balance                                  $    478      $    478       $    474
      Net loans (charged off) recovered:
          Commercial, financial and industrial                (13)           (7)           (10)
          Mortgage                                            -              (3)            (2)
          Consumer                                            (12)           (1)            (2)
          Lease financing                                      (1)           (1)            (1)
                                                       -------------------------------------------

              Net loans charged off                           (26)          (12)           (15)
      Provision for credit losses                             -              10            -
      Other                                                   -              (2)           -
                                                       -------------------------------------------

      Ending balance                                     $    452      $    474       $    459
                                                       -------------------------------------------
                                                       -------------------------------------------

-----------------------------------------------------
nm = not meaningful